Exhibit 99.1

Poshmark, Inc. Appoints Ebony Beckwith to Board of Directors

Salesforce Executive and Chief Philanthropy Officer brings deep business and philanthropy experience to Poshmark’s Board

Redwood City, Calif., August 9, 2021 -- Poshmark, Inc. (NASDAQ: POSH), a leading social marketplace for new and secondhand style for women, men, kids, pets, home and more, today announced it has appointed Ebony Beckwith, Chief Philanthropy Officer at Salesforce and CEO of the Salesforce Foundation, to its board of directors, effective immediately. With the appointment of Beckwith, Poshmark’s board consists of eight members.

“Ebony is a natural leader with a proven track record of connecting philanthropic outcomes to business goals,” said Manish Chandra, founder and CEO of Poshmark, Inc. “As we continue to expand the ways our business can be a force for social, economic and environmental good, Ebony’s passion for community and ability to drive both business and social impact make her a perfect fit for Poshmark. Combined with her technology experience, strong leadership skills and passion for our product, she will bring valuable expertise to our board and I am thrilled to welcome her to the team.”

Beckwith brings over two decades of experience in technology, operations and philanthropy. At Salesforce, Beckwith is responsible for the company’s philanthropic investment strategy and leads Salesforce’s community response to pressing issues, including co-leading a task force committed to racial equality and justice. She has been recognized as one of San Francisco Business Times’ Most Influential Women in Bay Area Business and was honored with the 2020 Powerful Women of the Bay Award.

“Poshmark is defining the future of shopping by making it more sustainable, simple and social,” said Ebony Beckwith, Chief Philanthropy Officer and CEO of the Salesforce Foundation. “As a loyal Posher and proud member of this community since 2014, I know firsthand the power and the potential of this marketplace and the ways it connects people. I am honored to join this team and look forward to working with Manish and the board to drive its next phase of growth and impact.”

Beckwith serves on the boards of the Warriors Community Foundation and Hamilton Families, and is also an advisory board member for PagerDuty.org and Year Up Bay Area. She holds a bachelor’s degree in Computer Information Systems and an honorary doctorate of Humane Letters from Golden Gate University.

About Poshmark, Inc.

Poshmark is a leading social marketplace for new and secondhand style for women, men, kids, pets, home, and more. By combining the human connection of physical shopping with the scale, ease, and selection benefits of ecommerce, Poshmark makes buying and selling simple, social, and sustainable. Its community of more than 80 million registered users across the U.S., Canada, Australia and soon India, is driving the future of commerce while promoting more sustainable consumption. For more information, please visit www.poshmark.com, and for company news and announcements, please visit investors.poshmark.com. You can also find Poshmark on Instagram, Facebook, Twitter, TikTok, Pinterest, YouTube, and Snapchat.

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